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                                                                      EXHIBIT 21



                 SUBSIDIARIES OF INLAND STEEL INDUSTRIES, INC.
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The subsidiaries of Inland Steel Industries, Inc. (other than certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary), each of which is incorporated in the State of Delaware (except as noted below) and each of which is wholly owned (except as noted below), either by Inland Steel Industries, Inc. or by one of its wholly owned subsidiaries, are as follows:

     Inland Steel Company

          Inland Steel Mining Company

          Inland Steel Administrative Service Company (formerly known as Inland Steel Finance Company)

     Ryerson Tull, Inc. (majority owned by Inland Steel Industries, Inc.) (formerly known as Inland Materials Distribution Group, Inc.)

          Joseph T. Ryerson & Son, Inc.

          J. M. Tull Metals Company, Inc.
          (a Georgia corporation)